U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check one):

[ ] Form 10-K and 10-KSB [ ] Form 20-F [ ] Form 11-K [ X ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended: February 28, 1998 [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:

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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

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         If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part I - Registrant Information
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Full Name of Registrant:
                                Tower Tech, Inc.

Former Name if Applicable:

Address of Principal Executive Office (Street and Number):

          11935 South I-44 Service Road, Oklahoma City, Oklahoma 73173
                            City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a   The reasons described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [X] Yes [ ] No

     (b) The subject report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          [X] Yes [  ] No

     (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.
          [  ] Yes [  ] No  [X] N/A

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Part III - Narrative
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Company is in the process of changing the computer accounting system that compiles its accounting records and financial documents. The delay is due to the fact that Company is having trouble with the new accounting system generating the accounting information needed to prepare the subject report.

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Part IV - Other Information
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         (1) Name and  telephone  number of person to  contact in regard to this notification:

         Charles D. Whitsitt            (405) 222-4265
     _____________________________________________________________
              (Name)              (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(c) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

          [X] Yes [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          [  ] Yes[X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Tower Tech, Inc.
                  (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:      April 13, 1998                  By:       CHARLES D. WHITSITT
                                                     --------------------
                                                     Charles D. Whitsitt,
                                                     Chief Financial Officer